Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

FOR SPECIAL EXECUTIVE AWARD

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of December 27, 2013, is made by and between Carnival Corporation, a corporation organized under the laws of Republic of Panama (the “Company”), and [NAME] (the “Participant”) pursuant to the Carnival Corporation 2011 Stock Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units may be granted in respect of shares of the Company’s common stock, par value $0.01 per share (“Stock”); and

WHEREAS, the Company desires to grant to Participant restricted stock units pursuant to the terms of this Agreement and the Plan; and

WHEREAS, the Compensation Committee of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the restricted stock units provided for herein to the Participant subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.

(a) Grant. The Company hereby grants to the Participant as of December 27, 2013 (the “Date of Grant”) a target number of restricted stock units (the “RSUs”) of [# RSUs] (the “Target Amount”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive payment in respect of one share of Stock as of the applicable Settlement Date (as defined below), to the extent the Participant earns and is vested in such RSUs as of such Settlement Date, subject to the terms of this Agreement and the Plan. The RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.

(c) Acceptance of Agreement. Unless the Participant notifies the Company’s Global Human Resources Department in writing to ownership@carnival.com within 10 days after delivery of this Agreement that the Participant does not wish to accept this Agreement, the Participant will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.

2.	Terms and Conditions.

(a) Performance. Subject to the Participant’s continued employment or service with the Company, a specified percentage of the RSUs shall vest if both (A) except as provided in a Section 3(b) with respect to a termination due to death, disability or without Cause, the Participant remains in continuous employment or continuous service with the Company through the First Settlement Date or Second Settlement Date, as applicable, each as defined in Sub-section (b) below, and (B) the Company achieves, at a minimum, the threshold level of performance set forth on Exhibit A (the “Performance Threshold”). Unless provided otherwise by the Committee, the Participant shall be deemed to not be in continuous employment or continuous service if the Participant’s status changes from employee to non-employee, or vice-versa. The actual number of RSUs that may vest may range from zero to five (5) times the Target Amount based on the extent to which the Performance Threshold is achieved, in accordance with the methodology set out on Exhibit A. Except as provided in Section 3(b) and Section (1)(ii) of Exhibit A, if the Company does not achieve the minimum Performance Threshold as set out on Exhibit A, then no RSUs shall vest and this grant of RSUs shall be cancelled in its entirety. In addition, no vesting shall occur unless and until the Committee certifies that the Performance Threshold has been met (the “Certification”).

(b) Settlement. The obligation to make payments and distributions with respect to RSUs shall be satisfied through the issuance of one share of Stock for each vested RSU, less applicable withholding taxes (the “settlement”), and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. 50% of the Earned RSUs (as defined in Exhibit A) shall be settled as soon as practicable after the end of the Performance Cycle (as defined in Exhibit A) and Certification (as applicable, the “First Settlement Date”), but in no event later than March 15 of the year following the calendar year in which Certification occurs, except as otherwise specified in Section 4(a). The remaining 50% of the Earned RSUs shall be settled as soon as practicable following the date that is 12 months after the end of the Performance Cycle, (the “Second Settlement Date”, and, together with the First Settlement Date, each a “Settlement Date”), subject to the Participant’s continued employment or service with the Company through the Second Settlement Date and the provisions of Section 3 (b). Notwithstanding the foregoing, the payment dates set forth in this Section 2(b) have been specified for the purpose of complying with the provisions of Section 409A of the Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.

(c) Dividends and Voting Rights. Each RSU subject to this grant shall not be credited with dividend equivalents or dividends.

3.	Termination of Employment or Service with the Company.

(a) Termination by the Company for Cause. If the Participant’s employment or service with the Company terminates for Cause, then all outstanding RSUs shall immediately terminate on the date of termination of employment or service.

(b) Death or Disability or Termination by the Company Without Cause. If the Participant’s employment or service with the Company terminates due to the Participant’s death or is terminated by the Company due to the Participant’s Disability or if the Participant’s employment is terminated without Cause, then the Participant shall be deemed to have vested on the date of termination in a number of RSUs equal to the product of (i) the Target Amount of RSUs multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the period commencing on the Date of Grant through and including the date of termination, and the denominator of which is 1,095, rounded down to the nearest whole RSU, and the remaining unvested portion of the RSUs shall terminate on the date of termination of employment or service. The vested RSUs shall be settled in accordance with Section 2(b).

(c) Other Termination. If the Participant’s employment or service with the Company terminates for any reason other than as otherwise described in the foregoing provisions of this Section 3 (whether due to voluntary termination, Retirement, or otherwise) then all outstanding RSUs shall immediately terminate on the date of termination of employment or service.

Except as otherwise provided in Section 3(b), in no event shall any RSUs be settled unless and until (i) at least the threshold Performance is achieved, (ii) the Certification occurs, and (iii) the Participant has remained in the continuous employment of the Company through the applicable Settlement Date.

4.	Miscellaneous.

(a) Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the RSUs would be prohibited by law or the Company’s dealing rules, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.

(b) Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the settlement of the RSUs on satisfaction of the applicable withholding obligations. The Company, Carnival plc or any Affiliate of the Company or Carnival plc has the right, but not the obligation, to withhold or retain any Shares or other property deliverable to the Participant in connection with the grant of RSUs or from any compensation or other amounts owing to the Participant the amount (in cash, Shares or other property) of any required tax withholding in respect of the Shares and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d) Clawback/Forfeiture.

(i) Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of any income or gain realized on the settlement of the RSUs or the subsequent sale of shares of Stock acquired upon settlement of the RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Date of Grant and the Company shall promptly notify the Participant of such additional provision. In addition, if a Participant has engaged or is engaged in Detrimental Activity after the Participant’s employment or service with the Company or its subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the RSUs or the subsequent sale of shares of Stock acquired upon settlement of the RSUs.

(ii) For purposes of this Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.

(e) No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to the RSUs. The Company shall not be required to set aside any fund for the payment of the RSUs.

(f) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(g) Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i) No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant’s office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant’s office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant’s ceasing to have rights under or the Participant’s entitlement to the RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 4(i) and the Participant’s terms of employment, this Section will take precedence.

(j) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(k) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(l) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.

(m) Governing Law; JURY TRIAL WAIVER. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(n) Data Protection. By accepting the grant of the RSUs the Participant agrees and consents:

(i) to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the RSUs granted to the Participant, and of Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and

(ii) to the Company transferring Data to any subsidiary or Affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(iii) to the use of such Data by any person for such purposes; and

(iv) to the transfer to and retention of such Data by third parties in connection with such purposes.

(o) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

5. Change in Control. In the event of a Change in Control, the valuation of the award shall be calculated as of the date of the Change in Control. Notwithstanding the above, the Participant’s right to such award, calculated as of the Change in Control date, shall be subject to the terms of this Agreement and, for the avoidance of doubt, Section 1 of Exhibit A shall apply even in the event of a Change in Control. The beginning share price for the determination of the CAGR of the Company’s TSR for the Performance Cycle shall be the lesser of the close price on Date of Grant or the 90-day average stock price (plus dividends paid and reinvested in Stock over the term) as of the Date of Grant and the ending share price shall be the 90 day average stock price (plus dividends paid and reinvested in Stock over the term) as of the date of closing of the Change in Control transaction.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.

By:
Jerry Montgomery
Chief Human Resources Officer

EXHIBIT A

TSR Performance Matrix

The multiple of the Target Amount of RSUs that shall be earned will be based upon the compound annual growth rate (“CAGR”) of the Company’s total shareholder return (“TSR”) over the performance cycle beginning on the Date of Grant (as defined in Section 1(a)) and ending on the third anniversary of the Date of Grant (the “Performance Cycle”), in accordance with this Exhibit A.

(1) The number of RSUs that shall be earned with respect to the Performance Cycle (the “Earned RSUs”) shall be equal to the Target Amount multiplied by the Payout Multiple (as defined below); provided, however, that if the Target Amount multiplied by the Payout Multiple multiplied by the Fair Market Value of the Company’s Stock on the First Settlement Date exceeds $[MAXIMUM AMOUNT], then the number of Earned RSUs shall be equal to $[MAXIMUM AMOUNT] divided by the Fair Market Value of the Company’s Stock on the First Settlement Date rounded down to the nearest whole share; and

(2)	“Payout Multiple” shall be a value equal to:

(i) 0.0 if the CAGR of the Company’s TSR for the Performance Cycle is less than 5%;

(ii) 0.2 if the CAGR of the Company’s TSR for the Performance Cycle is 5%; and

(iii) 0.2 plus an additional 0.2 for each 0.5% increase in the CAGR of the Company’s TSR above 5% for the Performance Cycle; provided, however that in no event shall the Payout Multiple be greater than 5.0.

(3) The beginning share price for the determination of the CAGR of the Company’s TSR for the Performance Cycle shall be the lesser of the close price on Date of Grant or the 90-day average stock price (plus dividends paid and reinvested in Stock over the term) as of the Date of Grant and the ending share price shall be the 90-day average stock price (plus dividends paid and reinvested in Stock over the term) as of the last day of the Performance Cycle.